                                                                      Exhibit 12
                                    Conectiv
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                          12 Months
                                            Ended                        Year Ended December 31,
                                          March 31,       ---------------------------------------------------------------------
                                            2001            2000           1999          1998           1997            1996
                                          ---------       ---------      ---------     ---------      ---------       ---------

Income before extraordinary item          $ 179,097       $ 170,830      $ 113,578     $ 153,201      $ 101,218       $ 107,251
                                          ---------       ---------      ---------     ---------      ---------       ---------

Income taxes                                142,090         133,514        105,816       105,817         72,155          78,340
                                          ---------       ---------      ---------     ---------      ---------       ---------

Fixed charges:
        Interest on long-term debt
              including amortization of
              discount, premium and
              expense                       163,099         166,256        149,732       133,796         78,350          69,329
        Other interest                       63,382          60,818         37,743        26,199         12,835          12,516
        Preferred dividend require-
              ments of subsidiaries          20,493          20,383         19,894        17,871         10,178          10,326
                                          ---------       ---------      ---------     ---------      ---------       ---------
              Total fixed charges           246,974         247,457        207,369       177,866        101,363          92,171
                                          ---------       ---------      ---------     ---------      ---------       ---------

Nonutility capitalized interest             (12,717)         (9,278)        (3,264)       (1,444)          (208)           (311)
                                          ---------       ---------      ---------     ---------      ---------       ---------

Undistributed earnings of equity
        method investees                         --          (4,496)            --            --             --              --
                                          ---------       ---------      ---------     ---------      ---------       ---------

Earnings before extraordinary
        item, income taxes, and
        fixed charges                     $ 555,444       $ 538,027      $ 423,499     $ 435,440      $ 274,528       $ 277,451
                                          =========       =========      =========     =========      =========       =========

Total fixed charges shown above           $ 246,974       $ 247,457      $ 207,369     $ 177,866      $ 101,363       $  92,171
Increase preferred stock dividend
   requirements of subsidiaries to
   a pre-tax amount                           5,776           5,531          6,123         4,901          3,065           6,025
                                          ---------       ---------      ---------     ---------      ---------       ---------

Fixed charges for ratio
   computation                            $ 252,750       $ 252,988      $ 213,492     $ 182,767      $ 104,428       $  98,196
                                          =========       =========      =========     =========      =========       =========

Ratio of earnings to fixed charges             2.20            2.13           1.98          2.38           2.63            2.83

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest and undistributed earnings of equity method investees. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.